Exhibit 5.1

Our ref      SQG/772613-000001/87060598v1

Baosheng Media Group Holdings Limited

宝盛传媒集团控股有限公司

East Floor 5, Building No. 8, Xishanhui
Shijingshan District, Beijing 100041

People’s Republic of China

14 July 2026

Dear Sirs

Baosheng Media Group Holdings Limited 宝盛传媒集团控股有限公司

We have acted as Cayman Islands legal advisers to Baosheng Media Group Holdings Limited 宝 盛 传 媒 集 团 控 股 有 限 公 司 (the "Company") in connection with the Company’s registration statement on Form F-3, including all amendments or supplements thereto (the "Registration Statement"), initially filed on 4 August 2023 with the Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended to date relating to securities to be issued and sold by the Company from time to time, and the prospectus supplement dated 13 July 2026 (the "Prospectus Supplement") relating to the issuance and sale of (i) up to US$30,000,000 of ordinary shares (the “Ordinary Shares”) of the Company, par value US$0.0096 per share (the “Purchase Shares”) to High West Partners LLC (“HW”), from time to time pursuant to a securities purchase agreement dated 10 July 2026 (the “Securities Purchase Agreement”), entered into between the Company and HW, and (ii) an additional US$300,000 of Ordinary Shares being issued to HW as commitment shares under the Securities Purchase Agreement (the "Commitment Shares", together with the Purchase Shares, the "Shares").

We are furnishing this opinion and consent as Exhibits 5.1 and 23.2 to the Company's current report on Form 6-K which will be incorporated by reference into the Registration Statement and the Prospectus Supplement (the "Form 6-K").

1	Documents Reviewed

For the purposes of this opinion, we have reviewed only originals, copies or final drafts of the following documents:

1.1	The certificate of incorporation of the Company dated 4 December 2018.

1.2	The amended and restated memorandum and articles of association of the Company as conditionally adopted by a special resolution passed on 20 July 2020 and effective on 10 February 2021 (the "Memorandum and Articles").

1.3	The written resolutions of the board of directors of the Company dated 19 July 2023 and 13 July 2026 (the "Resolutions").

1.4	A certificate from a director of the Company, a copy of which is attached hereto (the "Director's Certificate").

1.5	A certificate of good standing dated 16 June 2026, issued by the Registrar of Companies in the Cayman Islands (the "Certificate of Good Standing").

1.6	The Registration Statement and the Form 6-K.

1.1	The Prospectus Supplement.

1.2	The Securities Purchase Agreement.

2	Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter. In giving these opinions we have relied (without further verification) upon the completeness and accuracy, as of the date of this opinion letter, of the Director's Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1	Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

2.2	All signatures, initials and seals are genuine.

2.3	There is nothing under any law (other than the law of the Cayman Islands), which would or might affect the opinions set out below.

2.4	The Company will have sufficient authorised capital to effect the issue of the Shares at the time of issuance.

2.5	There is nothing contained in the minute book or the corporate records of the Company (which we have not inspected) which would or might affect the opinions hereinafter appearing.

2.6	No invitation has been or will be made by or on behalf of the Company to the public in the Cayman Islands to subscribe for the Shares.

3	Opinion

Based upon the foregoing and subject to the qualifications set out below and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing with the Registrar of Companies under the laws of the Cayman Islands.

3.2	The authorised share capital of the Company is US$9,600,000 divided into 1,000,000,000 ordinary shares of a par value US$0.0096 each.

3.3	The issue and allotment of the Shares have been duly authorised and when allotted, issued and paid for as contemplated in the Registration Statement, the Prospectus Supplement and the Securities Purchase Agreement, the Shares will be legally issued and allotted, fully paid and non-assessable. As a matter of Cayman Islands law, a share is only issued when it has been entered in the register of members (shareholders).

3.4	The statements under the caption "Taxation" in or incorporated by reference into the prospectus and the Prospectus Supplement forming part of the Registration Statement, to the extent that they constitute statements of Cayman Islands law, are accurate in all material respects and that such statements constitute our opinion.

4	Qualifications

The opinions expressed above are subject to the following qualifications:

4.1	To maintain the Company in good standing with the Registrar of Companies under the laws of the Cayman Islands, annual filing fees must be paid and returns made to the Registrar of Companies within the time frame prescribed by law.

4.2	Under the Companies Act (As Revised) of the Cayman Islands, the register of members of a Cayman Islands company is by statute regarded as prima facie evidence of any matters which the Companies Act (As Revised) directs or authorises to be inserted in it. A third party interest in the shares in question would not appear. An entry in the register of members may yield to a court order for rectification (for example, in the event of fraud or manifest error).

4.3	In this opinion the phrase "non-assessable" means, with respect to the Shares in the Company, that a shareholder shall not, solely by virtue of its status as a shareholder, and in absence of a contractual arrangement, or an obligation pursuant to the memorandum and articles of association, to the contrary, be liable for additional assessments or calls on the Shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions, which are the subject of this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Form 6-K, and to the reference to our name under the headings "Enforcement of Civil Liabilities" and "Legal Matters" and elsewhere in the prospectus included in the Registration Statement and the Prospectus Supplement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

Yours faithfully

/s/ Maples and Calder (Hong Kong) LLP

Maples and Calder (Hong Kong) LLP

Director's Certificate

Director's Certificate

14 July 2026

To:	Maples and Calder (Hong Kong) LLP

26th Floor, Central Plaza

18 Harbour Road

Wanchai, Hong Kong

Dear Sirs

Baosheng Media Group Holdings Limited 宝盛传媒集团控股有限公司 (the "Company")

I, the undersigned, being a director of the Company, am aware that you are being asked to provide a legal opinion (the "Opinion") in relation to certain aspects of Cayman Islands law. Capitalised terms used in this certificate have the meaning given to them in the Opinion. I hereby certify that:

1	The Memorandum and Articles remain in full and effect and are otherwise unamended.

2	The Resolutions were duly passed in the manner prescribed in Memorandum and Articles (including, without limitation, with respect to the disclosure of interests (if any) by directors of the Company) and have not been amended, varied or revoked in any respect.

3	The authorised share capital of the Company is US$9,600,000 divided into 1,000,000,000 ordinary shares of a par value US$0.0096 each.

4	All of the issued shares in the capital of the Company have been duly and validly authorised and issued and are fully paid and non-assessable (meaning that no further sums are payable to the Company on such shares and the Company has received payment therefor).

5	The shareholders of the Company have not restricted or limited the powers of the directors in any way and there is no contractual or other prohibition (other than as arising under Cayman Islands law) binding on the Company prohibiting it from issuing and allotting the Shares or otherwise performing its obligations under the Registration Statement and the Prospectus Supplement.

6	The Securities Purchase Agreement has been executed and unconditionally delivered by any director of the Company for and on behalf of the Company.

7	The directors of the Company at the date of this certificate are as follows:

JIANG Lina

ZHANG Jian

FANG Chenxi

CAI Lei

8	You have been provided with complete and accurate copies of all minutes of meetings or written resolutions or consents of the shareholders and directors (or any committee thereof) of the Company (which were duly convened, passed and/or (as the case may be) signed and delivered in accordance with the Memorandum and Articles) and the certificate of incorporation, Memorandum and Articles (as adopted on incorporation and as subsequently amended) and statutory registers of the Company.

9	The Company has not entered into any mortgages and charges over its property or assets other than those entered in the register of mortgages and charges, or contemplated by the Securities Purchase Agreement.

10	Prior to, at the time of, and immediately following the execution of the Securities Purchase Agreement the Company was, or will be, able to pay its debts as they fell, or fall, due and has entered, or will enter, into the Securities Purchase Agreement for proper value and not with an intention to defraud or wilfully defeat an obligation owed to any creditor or with a view to giving a creditor a preference.

11	Each director considers the transactions contemplated by the Registration Statement, the Prospectus Supplement and the Securities Purchase Agreement to be of commercial benefit to the Company and has acted bona fide in the best interests of the Company, and for a proper purpose of the Company in relation to the transactions which are the subject of the Opinion.

12	No interest in the Company constituting shares, voting rights or ultimate effective control over management in the Company is currently subject to a restrictions notice issued under the Beneficial Ownership Transparency Act (As Revised) (the "BOT Act").

13	To the best of my knowledge and belief, having made due enquiry, none of the shares, interests, rights or obligations, if any, which are directly or indirectly the subject of the transactions contemplated by the Securities Purchase Agreement is currently subject to any restrictions notice issued under the BOT Act.

14	To the best of my knowledge and belief, having made due inquiry, the Company is not the subject of legal, arbitral, administrative or other proceedings in any jurisdiction which would result in the insolvency of the Company or affect the ability of the Company to perform its obligations under the Registration Statement, the Prospectus Supplement and the Securities Purchase Agreement and neither the directors nor Shareholders have taken any steps to have the Company struck off or placed in liquidation. Further, no steps have been taken to wind up the Company or to appoint restructuring officers or interim restructuring officers, and no step has been taken to appoint a receiver in relation to any of the Company's property or assets.

15	The Company is not a central bank, monetary authority or other sovereign entity of any state and is not a subsidiary, direct or indirect, of any sovereign entity or state.

[Signature Page to Follow]

I confirm that you may continue to rely on this Certificate as being true and correct on the day that you issue the Opinion unless I shall have previously notified you personally to the contrary.

Signature:	/s/ JIANG Lina
Name:	JIANG Lina
Title:	Director